Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Phillips 66 Partners LP 2013 Incentive Compensation Plan of our report dated March 27, 2013, with respect to the combined financial statements of Phillips 66 Partners LP Predecessor, and our report dated March 27, 2013, with respect to the balance sheet of Phillips 66 Partners LP included in the Registration Statement (Form S-1 No. 333-187582) and related Prospectus of Phillips 66 Partners LP. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Ernst & Young LLP

Houston, Texas
July 26, 2013